Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

MBX Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457(a)	1,955,000	$16.00	$31,280,000.00	0.00014760	$4,616.93

	Total Offering Amounts					$31,280,000.00		$4,616.93

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$4,616.93(3)

(1)

Represents only the additional number of shares being registered and includes 255,000 shares of common stock that the underwriters have the option to purchase. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-281764), as amended (the “Prior Registration Statement”).

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)

The registrant previously registered securities at an aggregate offering price not to exceed $156,400,000, which was declared effective by the Securities and Exchange Commission on September 12, 2024. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $16.00 per share is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.